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                                                                     EXHIBIT 5.1




                         [LETTERHEAD OF JEAN F. RANKIN]






April 5, 2001

Agere Systems Inc.
555 Union Boulevard
Allentown, Pennsylvania  18109

Ladies and Gentlemen:

With reference to the registration statement on Form S-8 which Agere Systems Inc. (the "Company") proposes to file with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, registering 267,000,000 shares of Class A Common Stock (including an equal number of Preferred Stock Purchase Rights that initially trade with the Class A Common Stock), of the Company (the "Shares") which may be offered and sold by the Company under the Agere Systems Inc. 2001 Employee Stock Purchase Plan, the Agere Systems Inc. 2001 Long Term Incentive Program and the Agere Systems Inc. Non-Employee Director Stock Plan (collectively, the "Plans"), I am of the opinion that all proper corporate proceedings have been taken so that any Shares to be offered and sold which are of original issuance, upon sale and payment therefor in accordance with the Plans and the resolutions of the Board of Directors relating to the offering and sale of common shares thereunder, will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the SEC in connection with the registration statement referred to above.


                                                     Very truly yours,

                                                     /s/ Jean F. Rankin

                                                     Jean F. Rankin